Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Appoints Jon Chisholm and Shane Wagnon to Board of Directors

OVERLAND PARK, Kan. (Nov. 16, 2022) – Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today announced the appointments of Jon Chisholm and Shane Wagnon to the company’s board of directors. Chisholm and Wagnon were nominated for appointment by Koch Industries, Inc. (Koch), pursuant to the terms of the recent $252 million strategic equity investment in Compass Minerals by Koch Minerals and Trading, LLC (KM&T), a diverse global trading, logistics and investment company and Koch subsidiary.

“Since the closing of the KM&T investment last month, our company has worked closely with the Koch team to identify opportunities where the expansive capabilities of Koch’s many operating subsidiaries could be leveraged to help create value for Compass Minerals and our shareholders,” said Joe Reece, non-executive chairman of the board. “As an extension of that ongoing partnership, we look forward to the expertise and perspective that Jon and Shane will bring to our board.”

Chisholm currently serves as the managing director for Koch Disruptive Technologies, leading the Energy Transformation investment vertical for the company. Prior to that position, he served from 2014 to 2022 as vice president of KM&T, where he was responsible for business development and strategy, leading investments in steel, specialty chemicals, energy, industrial technologies and bulk commodities. Chisholm started his career at Koch in 2005 and has worked in several roles and for various companies across Koch’s subsidiaries, including Flint Hills Resources, Koch Fertilizer, Koch Carbon and KM&T. He currently serves on the board of directors for PQ Corporation. Chisholm earned a Bachelor of Science in business administration with a major in finance from Oklahoma State University.

Wagnon currently serves as the vice president of trading and terminals for Koch Carbon, LLC. In this role, he holds profit and loss (P&L) responsibility for the company’s low-sulfur petroleum coke division and manages its ocean freight chartering group, along with general business development and strategy. Prior to his current role, Wagnon served from 2012-2019 as general manager of the company’s Global Sulfur business, where he was responsible for supply, trading and sales of elemental sulfur. Wagnon first joined Koch in 2004 and prior to his commercial leadership roles, he specialized in various business development capacities including capital projects, M&A, corporate restructuring, private equity partnerships and tax-equity investments. Wagnon earned a Bachelor of Science in business administration with a major in finance from Wichita State University.

With Chisholm’s and Wagnon’s appointments, the board of directors has expanded to 12 members.

About Compass Minerals

Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, the company is pursuing development of a sustainable lithium brine resource to support the North American battery market and is a minority owner of Fortress North America, a next-generation fire retardant company. Compass Minerals operates 12 production and packaging facilities with nearly 2,000 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

Forward Looking Statements

This press release may contain forward-looking statements, including, without limitation, statements about the company's efforts to create value. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, including any amendments, as well as the company’s other SEC filings. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law.

Media Contact	Investor Contact
Rick Axthelm	Brent Collins
Chief Public Affairs and Sustainability Officer	Vice President, Investor Relations
+1.913.344.9198	+1.913.344.9111
MediaRelations@compassminerals.com	InvestorRelations@compassminerals.com

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